This Agreement made as of the ___ day of September, 2002.

BETWEEN:
--------

          OMNICORP BANK INC., a company incorporated pursuant to the laws of the British West Indies, and having an address at P.O. Box 1281, White Chapel, Halifax Street, St. Vincent and the Grenadines, B.W.I.

          ("Omnicorp")
                                                               OF THE FIRST PART

AND:
----
          SOLARA VENTURES INC., a company incorporated pursuant to the laws of Florida, and having an address at Suite 1450 - 409 Granville Street, Vancouver, British Columbia, V6C 1T2

          ("Solara")
                                                              OF THE SECOND PART

AND:
----
          NELSON BAYFORD, of P.O. Box 1829 Halifax Street, White Chapel, St. Vincent and the Grenadines

          ("Bayford")
                                                               OF THE THIRD PART

WHEREAS:
--------

A. Omnicorp holds a bank license issued by the regulatory authorities in Saint Vincent and as such has issued certificates of deposit ("CD's") to certain of its investors (the "CD Investors");

B. Omnicorp has acquired investments in various businesses and enterprises by making investments in the following wholly owned subsidiaries of Omnicorp:
     Progressive Consultants Inc. ("Progressive"); Maritime Holdings Inc. ("Maritime"); Atlantic Management Inc. ("Atlantic"); and Admiralty Holdings Inc. ("Admiralty") (collectively the "Subsidiaries");

C. Omnicorp has caused to be incorporated a wholly owned International Business Corporation called Alta Terra Holdings Inc. ("Alta");

D. Omnicorp has agreed to transfer the Subsidiaries to Alta in consideration of being issued shares of Alta on the basis that Solara will purchase an interest in Alta equal to the percent, in dollar terms, of the CD's that are terminated by the Participating CD Investors referred to in Recital E through the purchase of common shares of Alta from treasury by Solara issuing to Alta preferred shares in the capital of Solara (the "Solara Preferred Shares") initially to be evidenced by one share certificate (the "Initial Certificate");

E. Certain CD Investors (the "Participating CD Investors") have agreed to terminate their CD's and have the value of such terminated CD's used as consideration for the Participating CD Investors to purchase Solara Preferred Shares;

F. Bayford has, as a director of Omnicorp pursuant to a special limited power of attorney, been appointed Attorney in Fact to act on behalf of the Participating CD Investors in respect to acquiring Solara Preferred Shares on behalf of the Participating CD Investors;

G. Bayford will instruct Alta and Solara to cancel the Initial Certificate and re-issue preferred share certificates in the name of Alta in the denominations equal to the number of Solara Preferred shares that each of the Participating CD Investors is to receive which will be cancelled and the Individual Certificates and Stock Powers to be issued consistent with the amount of CD's terminated by each Participating CD Investor (the "Individual Certificates");

H. Solara will cause Alta to provide to Bayford or to his direction the Individual Certificates together with duly executed stock powers to enable the Individual Certificates to be transferred to the various Participating CD Investors (the "Stock Powers").

NOW THEREFORE WITNESSETH that in consideration of the premises and of the mutual
------------------------
covenants and agreements set forth herein, the parties hereto covenant and agree as follows:

1.   Transfer of Subsidiaries
     ------------------------

1.01 Omnicorp will transfer the Subsidiaries to Alta and contemporaneous with that transfer the amount of liabilities on the books of Omnicorp equal to the value of CD's being terminated shall be transferred to the books of Alta.

1.02 The parties acknowledge that the asset referred to as American Gold Mining Corporation ("AGMC") owned by Maritime Holdings Inc. is to be transferred to Omnicorp or a wholly owned subsidiary of Omnicorp prior to the transfer of the Subsidiaries. Omnicorp agrees to hold the shares of AGMC for the pro-rata benefit of all of CD Investors and Omnicorp.

2.   Purchase and Sale
     -----------------

2.01 Solara or its designee will subscribe for shares of Alta in such number that Solara or its assign's percentage interest in Alta is equal to the percentage (in dollar terms) of the CD's which are terminated by the Participating CD Investors by Solara issuing to Alta the Solara Preferred Shares to be initially evidenced by one certificate (the "Initial Certificate").

2.02 Contemporaneously with Participating CD Investors terminating their CD's, Bayford will instruct Alta and Solara to cause the Initial Certificate to be cancelled and the Individual Certificates and Stock Powers to be issued.

2.03 Upon request by Bayford, Solara will cause Alta to deliver the Individual Certificates Solara Preferred Shares and the Stock Powers to Bayford.

3.   Simultaneous Transactions
     -------------------------

3.01 The parties hereto confirm and acknowledge that it is contemplated the transactions referred to in Section 2 will take place contemporaneously.

4.   Conversion of CD's
     ------------------

4.01 The parties hereto confirm and agree that each Solara Preferred Share will be issued at a deemed value of US$19.50 per Preferred Share and each Preferred Share will entitle the holder to convert, at no additional cost, into three common shares of Solara.

5.   Acknowledgement of Omnicorp
     ---------------------------

5.01 Omnicorp confirms and acknowledges that upon purchase of the Solara Preferred Shares by the Participating CD Investors the liabilities of Alta will be decreased by the deemed value of the Solara Preferred Shares purchased.

6.   Representations and Warranties
     ------------------------------

Omnicorp represents and warrants to Solara and Bayford that:

(a) it is the sole shareholder of the Subsidiaries and has the right to transfer the Subsidiaries to Alta in accordance with this Agreement;
(b) the Subsidiaries are the owners of the assets which have been disclosed to the principals of Solara and which are referred to on Schedule "A" attached hereto;
(c) each of the Subsidiaries is in good standing and has the right to own the assets owned by it;
(d) Alta is a wholly owned subsidiary, in good standing and has the right to acquire the Subsidiaries;
(e)  Alta has no debts not otherwise disclosed to the principals of Solara;
(f) Upon transfer of the Solara Preferred Shares to the Participating CD Investors the liabilities on the books of Alta will be decreased by the deemed value of the Solara Preferred Shares.

7.   Due Diligence
     -------------

7.01 The obligations of Solara under this Agreement are subject to the satisfactory completion of due diligence of Alta, the Subsidiaries and their assets.

8.   Further Assurances
     ------------------

8.01 Each of the parties hereto hereby covenants and agrees to execute such further and other documents and instruments and to do such further and other things as may be necessary to implement and carry out the intent of this Agreement.

IN WITNESS  WHEREOF the parties  hereto have executed this  Agreement on the day
-------------------
and year first above written.


OMNICORP BANK INC.

Per:

         --------------------
         Authorized Signatory

SOLARA VENTURES INC.

Per:

         --------------------
         Authorized Signatory



         --------------------
         NELSON BAYFORD

                                  SCHEDULE "A"
                      OMNICORP'S WHOLLY OWNED SUBSIDIARIES

Progressive Consultants Inc.

Maritime Holdings Inc.

Atlantic Management Inc.

Admiralty Holdings Inc.